Exhibit 99.1

      American Land Lease Announces Second Quarter 2007 Results

        Property Operating Results Continue Predictable Course

       Home Sales Results Improve, but Reflect Market Challenges

    CLEARWATER, Fla.--(BUSINESS WIRE)--Aug. 9, 2007--American Land Lease, Inc. (NYSE:ANL) today released second quarter 2007 results.

    Summary Financial Results

    Second Quarter

    -- Diluted Earnings Per Share ("Diluted EPS") were $0.13 for the three-month period ended June 30, 2007 compared to $0.28 for the same period one-year ago, a decrease of $.15 or 53.6% on a per share basis.

    -- Funds From Operations ("FFO"; a non-GAAP financial measure defined on page 10 of this press release and reconciled to net income on page 15 of this press release) were $2.5 million, or $0.28 per diluted common share, for the quarter compared to $3.6 million or $0.41 per diluted common share from the same period one year ago, a decrease of 31.7% on a per share basis.

    -- Home sales volume was $7,929,000 down by 34.2% from the same period one year ago, with 65 new home closings, including 60 new homes sold on expansion home sites. This compares with 95 new home closings in second quarter 2006.

    -- "Same Store" results (a non-GAAP financial measure defined on page 10 of this press release and reconciled on page 16 of this press release) provided a revenue increase of 7.5%, an expense increase of 3.2% and an increase of 9.6% in Net Operating Income ("NOI").

    -- "Same Site" results (a non-GAAP financial measure defined on page 10 of this press release and reconciled on page 16 of this press release) provided a revenue increase of 4.0%, an expense increase of 1.9% and an increase of 5.1% in NOI.

    Supplemental Information

    The full text of this press release is available upon request or through the Company's web site at www.americanlandlease.com.

    Management Comments

    Bob Blatz, President of American Land Lease, commented, "We continue to build Net Asset Value or 'NAV' through excellent same site and same store results. These results reflect the continued stability and strength of our core residential land lease business. The continued expansion of operating margins at the property level speaks to the strength of our properties and personnel who serve our customers well. Operating margins grew 3.0% over the same quarter in 2006. This is a testament to both the quality of the core portfolio and the impact of our 2006 acquisitions. We continue to view our core business as owning and operating land leases - and in that core business our performance was outstanding."

    "We view the new home sales business as an activity that complements our residential land lease business by creating new revenue-generating home sites. While we are pleased that our operating loss from home sales narrowed from the prior quarter, new home sales activity continues to be challenging as our buyers take longer to sell their current homes. We continue to put our emphasis on the excellent lifestyle enjoyed by our residents and the quality of their communities and homes. We have maintained pricing... which is reflected in the 2.1% increase in our second quarter operating margins as compared to the first quarter. The important objective that we did not achieve was the number of new contracts during the quarter. The unit volume of New Home Sales was down by 30, or 32% compared to second quarter of 2006. Still, we did see an increase in traffic and a reduction in cancellations as compared to recent quarters. In sum, while we are disappointed by unit sales, we are pleased we have been able to expand our land lease business, even if at a slower rate."

    "Our core business, owning land lease communities, is solid. Its returns grow with increased rents and expense control reflecting the outstanding work of our operations team. Our second growth engine is new home sales, which has been affected by the national decline in home sales. That said, we have solid locations, attractive homes, a hardworking sales team, and we are still selling excellent homes at good prices. I remain upbeat and optimistic about the future of our company."

    Dividend Declaration

    On August 7, 2007, the Board of Directors declared a second quarter common stock dividend of $0.25 per share payable on August 31, 2007, to stockholders of record on August 17, 2007.

    On August 7, 2007, the Board of Directors also declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended June 30, 2007, payable on August 31, 2007 to shareholders of record on August 17, 2007.

    The Board of Directors reviews the dividend policy quarterly. The Company's dividends are set quarterly and are subject to change or elimination at any time. The Company's primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company's profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. Further, the Board has and will continue to consider the downturn in new home sales in the context of its quarterly review and dividend decision. The Company's net operating loss may be used to offset all or a portion of its real estate investment trust ("REIT") taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

    Operational Results - Second Quarter

    Second Quarter Property Operations

    Second quarter revenue from property operations was $9,715,000 as compared to $8,508,000 in the same period one year ago, a 14.2% increase. Second quarter property operating expenses totaled $3,247,000 as compared to $3,056,000 in the same period one year ago, a 6.3% increase. The Company realized significant increases in rental income due to the acquisition of three additional communities in 2006, annual rental rate increases, rent yield management, and the absorption of new home sites through its home sales efforts.

    Second quarter property operating expenses increased primarily due to increases in utility costs, tenant related legal costs, insurance premiums and the aforementioned acquisition of three properties. In a majority of the communities we operate, the Company has previously implemented contractual terms under its leases to pass on increases in property taxes through billings to homeowners for their proportional share of increased taxes. In 24 of the 31 communities we operate, the individual homeowner's water and sewer is metered and changes in consumption are billed to the homeowner. We completed our annual property insurance renewal during the quarter and the increase in premiums was lower than anticipated.

    Second quarter property operating margins before depreciation expense increased to 63.7% from 60.7% in the prior year's second quarter.

    Second Quarter "Same Store" Results

    Second quarter "same store" results reflect the results of operations for properties and golf courses owned during the second quarters of both 2007 and 2006. Same store properties accounted for 93.9% of property operating revenues for second quarter 2007. "Same store" results are defined on page 10, and reconciled to GAAP on page 16, of this press release. We believe that same store information provides an opportunity to understand changes in profitability for properties owned during both reporting periods that cannot be obtained from a review of the consolidated income statement in periods where properties are acquired. Our presentation of same store results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

    The same store % change results are as follows:



                                       2Q07
                                ------------------
   Revenue                             7.5%
   Expense                             3.2%
   Net Operating Income                9.6%


    Our same store revenues reflect reimbursements from our tenants for certain expense items, principally utilities and real estate taxes. When these revenues are associated with the expenses we incur, the change in revenues and expenses for the quarter are shown below.



                                                     2Q07
                                               -----------------
Revenues                                              7.5%
Less: Reimbursements                                (10.1%)
                                               ------------
          Revenue growth net of reimbursements        7.3%

Expenses                                              3.2%
Less: Reimbursements                                (10.1%)
                                               ------------
          Expense growth net of reimbursements        1.5%

                         Same Store NOI Growth        9.6%


    While we are focused on controlling operating expenses, our leases also provide some insulation from increased expenses.

    We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties, (ii) re-establishing market rents at times of home transfers, and (iii) through the origination of leases on expansion home sites ("absorption"). "Same site" results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. "Same site" results are defined on page 10, and reconciled to GAAP on page 16, of this press release. We believe that "same site" information provides the ability to understand the changes in profitability without the changes related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure to, operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

    We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

    Our same site, absorption and golf operations contributions to total same store results for second quarter are as follows:



           Same Site Rental   Absorption   Same Site Golf  Same Store
           ----------------- ------------- --------------- -----------
Revenue                4.0%         3.4%             0.1%       7.5%
Expense                1.9%         1.9%            (0.6)%      3.2%
NOI                    5.1%         4.1%             0.4%       9.6%


    A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended June 30, 2007 and 2006 can be found on page 16 of this earnings release.

    Second Quarter Home Sales Operations

    Second quarter 2007 new home sales were $7,929,000, a 34.2% decrease from the same period in the prior year. We had 65 closings, a 31.6% decrease from the 95 closings in the same period in the prior year. Average selling price per home was $122,000 as compared to $125,000 in the same period in the prior year, a 2.4% decrease. Fourteen communities reported average selling prices in excess of $100,000. Brokerage profits were down 77.2% as compared with the same period in the prior year on 67% lower volume of closings. Selling gross margins, excluding brokerage activities, decreased to 28.6% in the quarter as compared to 34.3% in the same period in the prior year but increased from the 26.5% realized in first quarter 2007. The year-to-year decrease was driven primarily by decreased manufacturer rebates associated with lower purchasing volumes; increases in costs of homes purchased; and decreases attributable to decreased selling prices. Selling costs as a percentage of sales revenue increased from 22.9% in the prior year's period to 29.9% in the second quarter of 2007. This increase reflects overhead, together with marketing and advertising expenses, being allocated against fewer sales even though total marketing and advertising expenses were down by 20.5%. Selling costs as a percentage of sales revenue also decreased from the first quarter result of 30.4%.

    The backlog of contracts for closing stood at 48, a decrease of 38, or 44.2% from the same period in the prior year.

    The Company remains committed to generating revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities, though at a slower rate than in 2006.

    Summary of home sales activity:



                                          Quarter ended  Quarter ended
                                          June 30, 2007  June 30, 2006
                                         --------------- -------------
New home closings - Same Store                 61             94
New home closings - Acquisitions                4              1
                                         --------------- -------------
Total new home closings                        65             95

New home contracts - Same Store                53             125
New home contracts - Acquisitions               3             --
                                         --------------- -------------
Total new home contracts                       56             125

Home resales                                    1              3

Brokered home sales                            18             54

New home contract backlog - Same Store         47             86
New home contract backlog - Acquisitions        1             --
                                         --------------- -------------
Total new home contract backlog                48             86


    Outlook for 2007

    The table below summarizes the Company's projected financial outlook for 2007 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

    The Company's land lease business continues to perform predictably and consistently with the Company's prior guidance. A portion of the Company's earnings is from the sale of new homes on expansion home sites in its developing communities and from the new leases originated coincident with such new home sales. The earnings from new home sales are subject to greater volatility than are the earnings from land leases. The Company's new home sales business has been impacted by the general decline in new home sales nationwide; certain local markets in which the Company operates have been impacted to a greater extent than the national averages. The traffic levels during the recent months, while increased, have not generated the sales activity that had been anticipated. In this home sales environment, the Company has limited visibility on future new home sales volumes. As a result, the Company has lowered and widened its earnings guidance to reflect the possible variations in new home sales and the limited visibility on total volumes for the second half of 2007.

    The Company's earnings estimates would be impacted positively or negatively by changes in the volume of new home sales or in the gross margins from new home sales. Home sales volume and gross margins are dependent upon a number of factors, including consumer confidence, the cost of homeowners' insurance, and consumers' access to financing sources for home purchases and the sale of their current homes.



                                       Revised Full Year
                                          2007 Projected
----------------------------------------------------------
FFO                                      $1.05 to $1.40
----------------------------------------------------------
AFFO                                     $0.90 to $1.24
----------------------------------------------------------
 Diluted EPS                             $0.47 to $0.85
----------------------------------------------------------

----------------------------------------------------------
Same Store
----------------------------------------------------------
   Revenue Growth                         6.5% to 8.5%
----------------------------------------------------------
   Expense Growth                         6.0% to 9.0%
----------------------------------------------------------
   NOI Growth                             7.0% to 9.0%
----------------------------------------------------------
Contribution from Acquired Properties    $2.4M to $2.8M
 and Redevelopment
----------------------------------------------------------
Growth in Income from Property            9.5% to 12.5%
 Operations Before Depreciation Expense
----------------------------------------------------------

----------------------------------------------------------
Home Sales Operating Income(Loss)       ($1.0M) to $1.5M
----------------------------------------------------------
Home Sales Net Contribution             ($1.85M) to $0.7M
----------------------------------------------------------

----------------------------------------------------------
General and Administrative Expenses      $4.2M to $4.7M
----------------------------------------------------------

----------------------------------------------------------
Capital Replacements (per site)           $140 to $170
----------------------------------------------------------
Depreciation                             $4.8M to $5.5M
----------------------------------------------------------


    The Company's reported results are impacted by the amount of interest capitalized on its development properties. The amount of interest capitalized is dependent on the rate of completion of home sites, the timing and amount of capital expenditures and continuing development activities at each location. Changes in any of the preceding factors, along with changes in applicable interest rates, will result in either increases or decreases in the actual amount of interest capitalized. Changes in the amount of interest capitalized will increase or decrease the Company's earnings as compared to historical financial results.

    The Company's projected results for 2007 include a reduction in regulatory compliance costs. Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2007 projections. The Company's earnings estimates would be adversely impacted by any increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

    The financial and operating projections provided in this release are the result of management's consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

    Share Repurchase

    The Board of Directors has authorized the Company to repurchase up to 2,000,000 shares of our outstanding common stock. Pursuant to this authorization, the Company repurchased 27,000 shares of outstanding common stock at an average price of $24.64 for the three months ended June 30, 2007. The Company has repurchased approximately 604,000 shares as of June 30, 2007 pursuant to this authorization, including the 27,000 shares repurchased in 2007.

    We believe that the current share price reflects a discount from the Company's Net Asset Value. Therefore, we have repurchased and continue repurchasing additional shares of our common stock in the third quarter 2007.

    Financing Activity

    The Company closed a future advance associated with one property mortgage for proceeds of $4.5 million bearing interest at 5.89% for a term of 9 years. Proceeds were used to continue the development of the Company's inventory of home sites.

    In conjunction with the decline in new home sales profitability, the Company had lower earnings causing us not to comply with our cash flow coverage debt covenant on our secured corporate line of credit which non-compliance was waived by the lender. This $16 million facility is secured by properties with a net book value of $35.5 million.

    Development Activity

    The Company ended the quarter with an inventory of 1,079 developed home sites. We sell new homes to be located on these home sites so that they will become revenue generating.

    In addition, the Company has an inventory of 1,566 home sites that are partially developed or undeveloped. All of these sites are fully entitled and zoned for a land lease community. With the exception of Sebastian Beach and Tennis Village and the Villages at Country Club, all are contiguous and a part of a current community where there are ongoing property operations and a proven customer base.

    Significant development activity during the quarter included:

    -- At Sebastian Beach and Tennis Village, construction and site work continued. As reported in prior quarters, a new municipality was formed in July of 2006 which impacts the largest part of this site. We are working with the Town and County to accomplish the platting of the community under this unique set of circumstances. Pre-sales and marketing activities for the community have already begun at an off site sales office opened in January 2006 and we expect to begin home and Village Centre construction in the second half of 2007.

    -- At the Villages at Country Club project in Mesa, Arizona, site work was completed. Our homebuilding partner began home sales activity in July 2007 and we expect they will begin home building activity in August 2007 with first closings in first quarter 2008.

    American Land Lease, Inc. is a REIT that held interests in 31 manufactured home communities with 8,160 operational home sites, 1,079 developed expansion sites, 1,566 undeveloped expansion sites and 129 recreational vehicle sites as of June 30, 2007.

    Some of the statements in this press release, as well as oral statements made by the Company's officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company's cash flow, results of operations, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company's investment criteria; the Company's ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company's Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

    As previously announced, management will hold a teleconference call, Thursday, August 9, 2007 at 9:30 a.m. Eastern Daylight Time to discuss second quarter 2007 results. You can participate in the conference call by dialing, toll-free, 800-374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease second quarter 2007 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 12:30 p.m. Eastern Daylight Time, August 9, 2007 until midnight on August 16, 2007. To access the replay, dial toll free, 800-642-1687 and request information from conference ID 11843847.

    GLOSSARY

    GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements used by American Land Lease management. Such measurements include Funds from Operations ("FFO"), which is an industry-accepted measurement based in part on the definition of the National Association of Real Estate Investment Trusts (NAREIT) and "same store" and "same site" results. These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

    FUNDS FROM OPERATIONS ("FFO"): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, dispositions of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease's operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease's method for computing FFO is comparable with that of other real estate investments trusts.

    ADJUSTED FUNDS FROM OPERATIONS ("AFFO"): is FFO less Capital Replacement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property while also reflecting that Capital Replacements are necessary to maintain the associated real estate assets.

    SAME STORE RESULTS: represent an operating measure that is used to compare the results of properties that have been in the portfolio for both accounting periods being compared.

    SAME SITE RESULTS: represent an operating measure that is used to compare the results of home sites that have been in the portfolio for both accounting periods being compared. Home sites that are leased or "absorbed" during the accounting periods are not included in this calculation.

    OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

    DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which the greater part of their infrastructure has been completed.

    UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and that require construction of substantial lateral improvements such as roads.

    CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

    CAPITAL ENHANCEMENT: represents capitalized spending which adds a revenue source or material feature that increases overall community value. An example is the addition of a marina facility to an existing community.

    USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from the third party.



                  AMERICAN LAND LEASE INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share data)


                                            As of
                                  --------------------------
                                   June 30,     March 31,
                                      2007         2007
                                  ------------ -------------
                                  (unaudited)  (unaudited)

ASSETS
    Real Estate                    $  308,671   $ 304,484
   Less accumulated depreciation      (31,191)    (30,120)
   Real estate under development      117,755     115,798
                                  ------------ -------------
      Total Real Estate               395,235     390,162
   Cash and cash equivalents              308         293
   Inventory                           21,031      20,705
   Other assets                        16,085      15,662
   Assets Held for Sale                    --          --
                                  ------------ -------------

      Total Assets                 $  432,659   $ 426,822
                                  ============ =============

LIABILITIES AND EQUITY
   Liabilities
   Secured long-term notes payable $  238,676   $ 234,826
   Secured short-term financing        30,013      25,012
   Accounts payable and accrued
    liabilities                        11,545      13,239
   Liabilities related to assets
    held for sale                          --          --
                                  ------------ -------------

      Total Liabilities               280,234     273,077

   Minority Interest in Operating
    Partnership                        16,421      16,475

STOCKHOLDERS' EQUITY
Preferred Stock, par value $.01
 per share; 3,000 shares
 authorized, 1,000 shares issued
 and outstanding                       25,000      25,000
Common Stock, par value $.01 per
 share; 12,000 shares authorized           95          95
Additional paid-in capital            293,113     292,757
Dividends in excess of accumulated
 earnings                            (154,920)   (153,970)
Treasury stock at cost                (27,284)    (26,612)
                                  ------------ -------------

      Total Stockholders Equity       136,004     137,270
                                  ------------ -------------



Total Liabilities and
 Stockholders' Equity              $  432,659   $ 426,822
                                  ============ =============

                                                 As of
                                  ------------------------------------
                                    December   September    June 30,
                                     31, 2006    30, 2006      2006
                                    ---------- ----------- -----------
                                               (unaudited) (unaudited)

ASSETS
    Real Estate                     $ 311,392   $ 298,293   $ 264,947
   Less accumulated depreciation      (29,068)    (28,041)    (27,836)
   Real estate under development      100,682     103,940      95,195
                                    ---------- ----------- -----------
      Total Real Estate               383,006     374,192     332,306
   Cash and cash equivalents              253         311       8,497
   Inventory                           22,827      23,731      23,588
   Other assets                        15,969      14,845      14,488
   Assets Held for Sale                    --       3,874       3,897
                                    ---------- ----------- -----------

      Total Assets                  $ 422,055   $ 416,953   $ 382,776
                                    ========== =========== ===========

LIABILITIES AND EQUITY
   Liabilities
   Secured long-term notes payable  $ 235,567   $ 203,428   $ 199,746
   Secured short-term financing        20,059      43,783      19,462
   Accounts payable and accrued
    liabilities                        13,216      17,359      12,036
   Liabilities related to assets
    held for sale                          --       2,261       2,273
                                    ---------- ----------- -----------

      Total Liabilities               268,842     266,831     233,517

   Minority Interest in Operating
    Partnership                        16,502      16,333      16,245

STOCKHOLDERS' EQUITY
Preferred Stock, par value $.01
 per share; 3,000 shares
 authorized, 1,000 shares issued
 and outstanding                       25,000      25,000      25,000
Common Stock, par value $.01 per
 share; 12,000 shares authorized           94          92          92
Additional paid-in capital            291,460     289,223     288,581
Dividends in excess of accumulated
 earnings                            (153,231)   (153,914)   (154,047)
Treasury stock at cost                (26,612)    (26,612)    (26,612)
                                    ---------- ----------- -----------

      Total Stockholders Equity       136,711     133,789     133,014
                                    ---------- ----------- -----------



Total Liabilities and
 Stockholders' Equity               $ 422,055   $ 416,953   $ 382,776
                                    ========== =========== ===========




              AMERICAN LAND LEASE INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)
                             (unaudited)
                                           Three Months Ended
                                  ------------------------------------
                                            March   December September
                                  June 30,    31,      31,      30,
                                    2007     2007     2006     2006
                                  -------- -------- -------- ---------

RENTAL PROPERTY OPERATIONS
   Rental and other property
    revenues                      $ 9,715  $ 9,721  $ 9,347   $ 9,121
   Golf course operating revenues     219      430      249       154
                                  -------- -------- -------- ---------
      Total property operating
       revenues                     9,934   10,151    9,596     9,275

   Property operating expenses     (3,247)  (3,329)  (3,193)   (3,136)
   Golf course operating expenses    (357)    (335)    (313)     (296)
                                  -------- -------- -------- ---------
      Total property operating
       expenses                    (3,604)  (3,664)  (3,506)   (3,432)

   Depreciation                    (1,251)  (1,229)  (1,199)   (1,136)
                                  -------- -------- -------- ---------

      Income from rental property
       operations                   5,079    5,258    4,891     4,707

SALES OPERATIONS
   Home sales revenue               7,929    7,665    9,493    12,197
   Cost of home sales              (5,658)  (5,633)  (6,323)   (8,244)
                                  -------- -------- -------- ---------
      Gross profit on home sales    2,271    2,032    3,170     3,953

   Commissions earned on brokered
    sales                              44       75       86        45
   Commissions paid on brokered
    sales                             (24)     (44)     (43)      (27)
                                  -------- -------- -------- ---------
      Gross profit on brokered
       sales                           20       31       43        18

   Selling and marketing expenses  (2,370)  (2,328)  (2,416)   (2,582)
                                  -------- -------- -------- ---------
      Income (loss) from sales
       operations                     (79)    (265)     797     1,389

   General and administrative
    expenses                         (993)    (964)  (1,054)   (1,055)
   Interest and other income            8      170      115        34
   Interest expense                (2,278)  (2,243)  (2,251)   (2,218)
                                  -------- -------- -------- ---------

   Income before minority interest
    in Operating Partnership        1,737    1,956    2,498     2,857
   Minority interest in Operating
    Partnership                      (198)    (221)    (295)     (330)
                                  -------- -------- -------- ---------
     Income from continuing
      operations                    1,539    1,735    2,203     2,527
DISCONTINUED OPERATIONS
 Income (loss) from discontinued
  operations, net of
      Minority Interest                --       --      923        40
                                  -------- -------- -------- ---------
 Net Income                         1,539    1,735    3,126     2,567
      Cumulative preferred stock
       dividends                     (485)    (484)    (485)     (485)
                                  -------- -------- -------- ---------
Net Income Attributable to common
 shareholders                     $ 1,054  $ 1,251  $ 2,641   $ 2,082
                                  ======== ======== ======== =========

    Basic earnings from continuing
     operations (net of cumulative
     unpaid preferred dividends)  $  0.14  $  0.16  $  0.23   $  0.27
     Basic earnings (loss) from
      discontinued operations          --       --     0.12      0.01
                                  -------- -------- -------- ---------
     Basic earnings per common
      share                       $  0.14  $  0.16  $  0.35   $  0.28
                                  ======== ======== ======== =========

     Diluted earnings from
      continuing operations       $  0.13  $  0.16  $  0.22   $  0.26
     Diluted earnings (loss) from
      discontinued operations          --       --     0.11      0.01
                                  -------- -------- -------- ---------
     Diluted earnings per common
      share                       $  0.13  $  0.16  $  0.33   $  0.27
                                  ======== ======== ======== =========

   Weighted average common shares
    outstanding                     7,745    7,688    7,553     7,507
   Weighted average common shares
    and common share equivalents
    outstanding                     8,029    8,054    7,953     7,808

   Common dividends paid per share$  0.25  $  0.25  $  0.25   $  0.25




              AMERICAN LAND LEASE INC. AND SUBSIDIARIES
                            DEBT ANALYSIS
                            (in thousands)
                             (unaudited)

                                           As of
                     -------------------------------------------------
                     June 30,  March 31, December  September June 30,
                        2007      2007    31, 2006  30, 2006    2006
                     --------- --------- --------- --------- ---------

DEBT OUTSTANDING
    Mortgage Loans
     Payable - Fixed $227,320  $223,470  $224,211  $192,072  $188,975
   Mortgage Loans
    Payable -
    Floating           11,356    11,356    11,356    11,356    10,771
    Floor Plan
     Facility          20,508    19,636    14,754    23,813    19,462
   Acquisition Bridge
    Loan                   --        --        --    10,000        --
   Line of Credit       9,505     5,376     5,305     9,970        --
                     --------- --------- --------- --------- ---------

      Total Debts    $268,689  $259,838  $255,626  $247,211  $219,208
                     ========= ========= ========= ========= =========

% FIXED FLOATING
   Fixed                 84.6%     86.0%     87.7%     77.7%     86.2%
   Floating              15.4%     14.0%     12.3%     22.3%     13.8%
                     --------- --------- --------- --------- ---------
      Total            100.00%   100.00%   100.00%   100.00%   100.00%

AVERAGE INTEREST
 RATES
   Mortgage Loans
    Payable - Fixed       6.3%      6.4%      6.4%      6.4%      6.4%
   Mortgage Loans
    Payable -
    Floating              7.1%      7.1%      7.1%      6.9%      7.4%
   Floor Plan
    Facility              8.5%      8.5%      8.5%      8.6%     8.75%
   Acquisition Bridge
    Loan                   --        --        --       7.3%       --
   Line of Credit         6.9%      6.9%      7.3%      7.0%     7.35%
                     --------- --------- --------- --------- ---------
      Total Weighted
       Average            6.5%      6.6%      6.6%      6.7%      6.7%
                     ========= ========= ========= ========= =========

DEBT RATIOS
   Debt/Total Market
    Cap(1)               51.7%     50.8%     49.4%     51.4%     47.6%

   Debt/Gross Assets     62.1%     60.9%     60.6%     59.3%     57.3%

                     -------------------------------------------------

                     December  December  December  December  December
MATURITIES            31, 2007  31, 2008  31, 2009  31, 2010  31, 2011
                     --------- --------- --------- --------- ---------
   Mortgage Loan
    Scheduled
    Principal
    Payments          1,561(2)    3,239     3,725     3,976     4,133
   Mortgage Loan
    Balloon
    Maturities          2,665         -         -         -    21,740
                     --------- --------- --------- --------- ---------
      Total          $  4,226  $  3,239  $  3,725  $  3,976  $ 25,873
                     ========= ========= ========= ========= =========

(1) Computed based upon closing price as reported on NYSE as of the period ended.

(2) Computed based on the remaining payments to be made in 2007.




              AMERICAN LAND LEASE INC. AND SUBSIDIARIES
      RECONCILIATION OF NET INCOME TO FFO/AFFO AND PAYOUT RATIOS
       (Amounts in thousands, except per share/OP unit amounts)
                             (Unaudited)


                                                        Three Months
                                                            Ended
                                                          June 30,
                                                       ---------------
                                                        2007    2006
                                                       ---------------

Net Income                                             $1,054  $2,212
Adjustments
     Cumulative unpaid preferred stock dividends          485     484
     Minority interest in operating partnership           198     350
Real estate depreciation                                1,251   1,032
Discontinued operations:
     Real estate depreciation, net of minority
      interests                                            --      18
Minority interest in operating partnership attributed
 discontinued operations                                   --   6
                                                       ------- -------
     Funds From Operations (FFO)                       $2,988  $4,102
     Cumulative unpaid preferred stock dividends         (485)   (484)
                                                       ------- -------
     Funds From Operations attributable to common
      Stockholders                                      2,503   3,618
     Capital Replacements                                (385)   (436)
                                                       ------- -------
     Adjusted Funds from Operations (AFFO)             $2,118  $3,182
                                                       ======= =======

Weighted Average Common Shares/OP Units Outstanding     9,022   8,828
                                                       ======= =======
Per Common Share and OP Unit:
     FFO:                                              $ 0.28  $ 0.41
     AFFO:                                             $ 0.23  $ 0.36

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
     FFO:                                                89.3%   61.0%
     AFFO:                                              108.7%   69.4%




              AMERICAN LAND LEASE INC. AND SUBSIDIARIES
     RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS
        FOR THE QUARTER ENDED June 30, 2007 AND June 30, 2006
                            (in thousands)
                             (unaudited)
                       Three   Three
                        Months  Months
                        Ended   Ended                     Contribution
                        June    June                        to Same
                         30,     30,                          Store
                         2007    2006  Change  % Change   % Change(1)
                       ------- ------- ------- ---------- ------------

Same site rental
 revenues               $8,699  $8,350 $  349       4.2%         4.0%
Absorption rental
 revenues                  412     120    292     243.3%         3.4%
Same store golf
 revenues                  219     213      6       2.8%         0.1%
                       ------- ------- -------            ------------
   Same store revenues
    A                    9,330   8,683    647       7.5%         7.5%
                                                          ============
Newly acquired property
 revenues                  604      38    566    1489.5%
                       ------- ------- -------
  Total property
   revenues C           $9,934  $8,721 $1,213      13.9%
                       ======= ======= =======

Same site rental
 expenses               $2,632  $2,577 $   55       2.1%         1.9%
Absorption rental
 expenses                   55       -     55     100.0%         1.9%
Same store golf
 expenses                  357     373    (16)     (4.3%)      (0. 6%)
                       ------- ------- -------            ------------
  Same store expenses B  3,044   2,950     94       3.2%         3.2%
                                                          ============
Newly acquired property
 expenses                  149      33    116     351.5%
Expenses related to
 offsite management(2)     411     446    (35)     (7.8%)
                       ------- ------- -------
  Total property
   operating expenses D $3,604  $3,429 $  175       5.1%
                       ======= ======= =======

Same store net
 operating income A-B   $6,286  $5,733    553       9.6%
                       ======= ======= =======

Total net operating
 income C-D             $6,330  $5,292 $1,038      19.6%
                       ======= ======= =======

(1) Computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2006 period. For example, same site rental revenues of $349 as compared to the total same store revenues in 2006 of $8,683 is a 4.0% increase ($349/$8,683=4.0%).

(2) Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.




              AMERICAN LAND LEASE, INC. AND SUBSIDIARIES
          NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY
                         AS OF JUNE 30, 2007

                                  Operational           Average   RV
      Community         Location   Home Sites Occupancy  Monthly Sites
                                      (1)                 Rent
---------------------- ---------- ----------- --------- -------- -----
Owned Communities
---------------------- ---------- ----------- --------- -------- -----
Blue Heron Pines       Punta
                        Gorda, FL         344      100%     $350    --
---------------------- ---------- ----------- --------- -------- -----
Brentwood Estates      Hudson, FL         141       98%      279    --
---------------------- ---------- ----------- --------- -------- -----
Sebastian Beach &      Micco, FL
 Tennis Club                               --        0%       --    --
---------------------- ---------- ----------- --------- -------- -----
Serendipity            Ft. Myers,
                        FL                338       96%      365    --
---------------------- ---------- ----------- --------- -------- -----
Stonebrook             Homosassa,
                        FL                196      100%      303    --
---------------------- ---------- ----------- --------- -------- -----
Sunlake Estates        Grand
                        Island,
                        FL                358      100%      365    --
---------------------- ---------- ----------- --------- -------- -----
Sun Valley             Tarpon
                        Springs,
                        FL                261       97%      406    --
---------------------- ---------- ----------- --------- -------- -----
Forest View            Homosassa,
                        FL                271      100%      328    --
---------------------- ---------- ----------- --------- -------- -----
Gulfstream Harbor      Orlando,
                        FL                382       98%      424    --
---------------------- ---------- ----------- --------- -------- -----
Gulfstream Harbor II   Orlando,
                        FL                306      100%      422    --
---------------------- ---------- ----------- --------- -------- -----
Gulfstream Harbor III  Orlando,
                        FL                172       99%      397    --
---------------------- ---------- ----------- --------- -------- -----
Lakeshore Villas       Tampa, FL          281       98%      437    --
---------------------- ---------- ----------- --------- -------- -----
Park Place             Sebastian,
                        FL                370      100%      331    --
---------------------- ---------- ----------- --------- -------- -----
Park Royale            Pinellas
                        Park, FL          296       94%      440    --
---------------------- ---------- ----------- --------- -------- -----
Pleasant Living        Riverview,
                        FL                245       95%      364    --
---------------------- ---------- ----------- --------- -------- -----
Riverside GCC          Ruskin, FL         460      100%      531    --
---------------------- ---------- ----------- --------- -------- -----
Royal Palm Village     Haines
                        City, FL          283       97%      358    --
---------------------- ---------- ----------- --------- -------- -----
Cypress Greens         Lakeland,
                        FL                221      100%      263    --
---------------------- ---------- ----------- --------- -------- -----
Savanna Club           Port St
                        Lucie, FL         993      100%      299    --
---------------------- ---------- ----------- --------- -------- -----
Woodlands              Groveland,
                        FL                161       99%      291    --
---------------------- ---------- ----------- --------- -------- -----
                       Subtotal--
                        Florida         6,079
---------------------- ---------- ----------- --------- -------- -----

---------------------- ---------- ----------- --------- -------- -----

---------------------- ---------- ----------- --------- -------- -----
Blue Star              Apache
                        Junction
                        AZ                 22       50%      320   129
---------------------- ---------- ----------- --------- -------- -----
Brentwood West         Mesa, AZ           350       94%      470    --
---------------------- ---------- ----------- --------- -------- -----
Casa Encanta           Mesa, AZ            --        0%       --    --
---------------------- ---------- ----------- --------- -------- -----
Desert Harbor          Apache
                        Junction
                        AZ                205      100%      378    --
---------------------- ---------- ----------- --------- -------- -----
Fiesta Village         Mesa, AZ           172       86%      405    --
---------------------- ---------- ----------- --------- -------- -----
La Casa Blanca         Apache
                        Junction
                        AZ                197      100%      400    --
---------------------- ---------- ----------- --------- -------- -----
Lost Dutchman          Apache
                        Junction
                        AZ                205       77%      327    --
---------------------- ---------- ----------- --------- -------- -----
Rancho Mirage          Apache
                        Junction
                        AZ                312       96%      434    --
---------------------- ---------- ----------- --------- -------- -----
Reserve at Fox Creek   Bull Head
                        City, AZ          251      100%      326    --
---------------------- ---------- ----------- --------- -------- -----
Sun Valley             Apache
                        Junction
                        AZ                268       91%      365    --
---------------------- ---------- ----------- --------- -------- -----
                       Subtotal--
                        Arizona         1,982                      129
---------------------- ---------- ----------- --------- -------- -----

---------------------- ---------- ----------- --------- -------- -----
Foley Grove            Foley, AL           99      100%      290    --
---------------------- ---------- ----------- --------- -------- -----

---------------------- ---------- ----------- --------- -------- -----

---------------------- ---------- ----------- --------- -------- -----
Total Communities              31       8,160       97%     $373   129
---------------------- ---------- ----------- --------- -------- -----

                                                 Undeveloped Developed
              Community                Location   Home Sites   Home
                                                               Sites
------------------------------------- ---------- ----------- ---------
Owned Communities
------------------------------------- ---------- ----------- ---------
Blue Heron Pines                      Punta
                                       Gorda, FL          --        45
------------------------------------- ---------- ----------- ---------
Brentwood Estates                     Hudson, FL          --        50
------------------------------------- ---------- ----------- ---------
Sebastian Beach & Tennis Club         Micco, FL          533        --
------------------------------------- ---------- ----------- ---------
Serendipity                           Ft. Myers,
                                       FL                 --        --
------------------------------------- ---------- ----------- ---------
Stonebrook                            Homosassa,
                                       FL                 --         6
------------------------------------- ---------- ----------- ---------
Sunlake Estates                       Grand
                                       Island,
                                       FL                 --        42
------------------------------------- ---------- ----------- ---------
Sun Valley                            Tarpon
                                       Springs,
                                       FL                 --        --
------------------------------------- ---------- ----------- ---------
Forest View                           Homosassa,
                                       FL                 --        33
------------------------------------- ---------- ----------- ---------
Gulfstream Harbor                     Orlando,
                                       FL                 50        --
------------------------------------- ---------- ----------- ---------
Gulfstream Harbor II                  Orlando,
                                       FL                 37         1
------------------------------------- ---------- ----------- ---------
Gulfstream Harbor III                 Orlando,
                                       FL                 --       112
------------------------------------- ---------- ----------- ---------
Lakeshore Villas                      Tampa, FL           --        --
------------------------------------- ---------- ----------- ---------
Park Place                            Sebastian,
                                       FL                 --        96
------------------------------------- ---------- ----------- ---------
Park Royale                           Pinellas
                                       Park, FL           --        13
------------------------------------- ---------- ----------- ---------
Pleasant Living                       Riverview,
                                       FL                 --        --
------------------------------------- ---------- ----------- ---------
Riverside GCC                         Ruskin, FL         311       169
------------------------------------- ---------- ----------- ---------
Royal Palm Village                    Haines
                                       City, FL           --       104
------------------------------------- ---------- ----------- ---------
Cypress Greens                        Lakeland,
                                       FL                 --        37
------------------------------------- ---------- ----------- ---------
Savanna Club                          Port St
                                       Lucie, FL          --        74
------------------------------------- ---------- ----------- ---------
Woodlands                             Groveland,
                                       FL                 --       131
------------------------------------- ---------- ----------- ---------
                                      Subtotal--
                                       Florida           931       913
------------------------------------- ---------- ----------- ---------

------------------------------------- ---------- ----------- ---------

------------------------------------- ---------- ----------- ---------
Blue Star                             Apache
                                       Junction
                                       AZ                 --        --
------------------------------------- ---------- ----------- ---------
Brentwood West                        Mesa, AZ            --        --
------------------------------------- ---------- ----------- ---------
Casa Encanta                          Mesa, AZ           375        --
------------------------------------- ---------- ----------- ---------
Desert Harbor                         Apache
                                       Junction
                                       AZ                 --         1
------------------------------------- ---------- ----------- ---------
Fiesta Village                        Mesa, AZ            --        --
------------------------------------- ---------- ----------- ---------
La Casa Blanca                        Apache
                                       Junction
                                       AZ                 --        --
------------------------------------- ---------- ----------- ---------
Lost Dutchman                         Apache
                                       Junction
                                       AZ                 --        37
------------------------------------- ---------- ----------- ---------
Rancho Mirage                         Apache
                                       Junction
                                       AZ                 --        --
------------------------------------- ---------- ----------- ---------
Reserve at Fox Creek                  Bull Head
                                       City, AZ           --        62
------------------------------------- ---------- ----------- ---------
Sun Valley                            Apache
                                       Junction
                                       AZ                 --        --
------------------------------------- ---------- ----------- ---------
                                      Subtotal--
                                       Arizona           375       100
------------------------------------- ---------- ----------- ---------

------------------------------------- ---------- ----------- ---------
Foley Grove                           Foley, AL          260        66
------------------------------------- ---------- ----------- ---------

------------------------------------- ---------- ----------- ---------

------------------------------------- ---------- ----------- ---------
Total Communities                             31       1,566     1,079
------------------------------------- ---------- ----------- ---------

(1) We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 84.6% across the entire portfolio. Including sites not yet developed, occupancy was at 73% at June 30, 2007.




Portfolio Summary
                                  Developed
                      Operational   Home    Undeveloped  RV
                      Home sites    sites    Home sites  Sites  Total
                      ----------- --------- ----------- ------ -------

As of December 31,
 2006                    8,044       1,192        1,566    129 10,931

New lots purchased          --           4           --     --      4

New leases originated      114(1)     (114)          --     --     --

Adjust for site plan
 changes                     2          (3)          --     --     (1)
                      ----------- --------- ----------- ------ -------

   As of June 30, 2007   8,160(2)    1,079        1,566    129 10,934
                      =========== ========= =========== ====== =======

(1) During 2007, a new lease was originated for a used home at one community. The Company inadvertently reported the home site as non-operational.

(2) As of June 30, 2007, 7,935 of these operational home sites were occupied.




Occupancy Roll Forward
                                       Occupied  Operational
                                      Home sites Home sites  Occupancy
                                      ---------- ----------- ---------

As of December 31, 2006                7,833           8,044     97.4%

New home sales                           120             113

Used home sales                            4               2

Used homes acquired                       (4)             --

Homes constructed by others                4               1

Homes removed from previously leased
 sites                                   (22)(1)          --
                                      ---------- -----------

                  As of June 30, 2007  7,935           8,160     97.2%
                                      ========== ===========

(1) Of these 22 homes, 17 were as a result of vacation initiated by the Company as a part of its continuing program of community renewal.




              AMERICAN LAND LEASE, INC. AND SUBSIDIARIES
                 RETURN ON INVESTMENT FROM HOME SALES
                             (unaudited)
                                                   Three      Three
                                                   Months     Months
                                                    Ended      Ended
                                                  June 30,   June 30,
                                                     2007       2006
                                                 ----------- ---------

Expansion sites leased during the period                 60        83
                                                 =========== =========
Estimated first year annualized profit on
 leases originated during the period          A     $   191    $  305
                                                 =========== =========
  Costs, including development costs of
   sites leased                                     $ 3,613    $5,006
Home sales (loss) income attributable to
 sites leased                                          (105)    1,369
                                                 ----------- ---------
Total costs incurred to originate ground
 leases                                       B     $ 3,718    $3,637
                                                 =========== =========
Estimated first year returns from the leases
 originated on expansion home sites during
 the period                                  A/B        5.1%      8.4%
                                                 =========== =========


    For the three months ended June 30, 2007 and 2006, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):



                           Three Months Ended June  Three Months Ended
                                   30, 2007            June 30, 2006
                           -----------------------  ------------------

Reported (loss)/income from
 sales operations                      $  (79)           $    1,472
Brokerage business income                 (20)                  (88)
Used home sales                            (6)                  (15)
                           -----------------------  ------------------
Adjusted income for
 projection analysis                   $ (105)           $    1,369
                           =======================  ==================


    The reconciliation of our estimated first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2006 in accordance with GAAP is shown below (in thousands):



                                                     Total Portfolio
                                                      for Year Ended
                                                     December 31, 2006
                                                    ------------------

Property income before depreciation              A             $22,847

Total investment in operating home sites         B            $294,394

Return on investment from earning home sites(1) A/B               7.8%
                                                    ==================
(1) Our return on investment in operational sites reflects our income from and investment in sites that were leased for the first time during the year ended December 31, 2006. For these leases, the income reported above includes less than a full twelve months of operating results. Consequently, when compared to the investment we have made in these home sites, the return on investment during the year ended December 31, 2006 is less than the return when measured using a full twelve months of operating results.




              AMERICAN LAND LEASE INC. AND SUBSIDIARIES
                      KEY HOME SALES STATISTICS

              June 30,   September  December   March 31,   June 30,
                 2006     30, 2006   31, 2006     2007        2007
              --------------------------------------------------------
New home
 contracts          125         81         73         96          56
New home
 closings            95         92         71         55          65
Home resales          3          2          1          3           1
Brokered home
 sales               54         20         27         31          18
New home
 contract
 backlog             86         51         34         58          48

Average
 Selling Price $125,000   $129,000   $131,000   $135,000    $122,000

Average Gross
 Margin
 Percentage        34.3%      32.4%      33.4%      26.5%       28.6%
---------------------------------------------------------------------

              2Q07 over                2Q07 over
                 1Q07      2Q07 over      2Q06     2Q07 over
               Increase/     1Q07 %     Increase/    2Q06 %
                Decrease     Change      Decrease     Change
              ------------------------------------------------
New home
 contracts           (40)      (41.7%)        (69)     (55.2%)
New home
 closings             10        18.2%         (30)     (31.6%)
Home resales          (2)      (66.7%)         (2)     (66.7%)
Brokered home
 sales               (13)      (41.9%)        (36)     (66.7%)
New home
 contract
 backlog             (10)      (17.2%)        (38)     (44.2%)

Average
 Selling Price  ($13,000)       (9.6%)    ($3,000)      (2.4%)

Average Gross
 Margin
 Percentage
--------------------------------------------------------------

    CONTACT: American Land Lease, Inc.
             Robert G. Blatz, President, 727-726-8868 or
             Shannon E. Smith, Chief Financial Officer, 727-726-8868